Exhibit 10.1
December 31, 2017

Ms. Tara E. Trantham
18 Latherton Court
Greenville, SC 29607

Dear Ms. Trantham:

This letter (this “Agreement”) will memorialize the terms of your separation from World Acceptance Corporation, a South Carolina corporation (the “Company”).
1.The parties agree that your employment with the Company will terminate effective January 1, 2018 (the “Separation Date”). Contemporaneously with the termination of your employment on the Separation Date, you shall and do hereby resign from and shall cease to serve as Senior Vice President, Secretary and General Counsel of the Company. In addition, you shall and do hereby resign from and shall cease to serve in any other office, directorship or other position with the Company or any of its affiliates or subsidiaries. The parties agree to execute such additional documents, if any, and to take such additional actions, if any, as may be reasonably necessary or required to effectuate your resignations from any such offices, directorships or other positions.
2.    You will be paid all earned salary through the Separation Date, less all applicable deductions and taxes under federal, state and local law, and other deductions which are currently being made. You will be paid for unused vacation or paid time off in accordance with Company policy. All reasonable and approved expenses incurred through the Separation Date shall be reimbursed in the ordinary course in accordance with Company policy, provided that all such expenses have been or will be submitted for reimbursement on or prior to the Separation Date. Your health insurance benefits will end as of January 31, 2018 in accordance with the terms of the applicable benefit plans, except as may be continued at your election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) shall be payable in accordance with the provisions of such plan. You acknowledge and agree that the amount due to you under the Company’s SERP is $276,981.95. Your vested and unvested stock options and other equity awards (if any) shall be subject to the terms and conditions of your Employment Agreement and the Company’s stock option and other equity plans (if any) and subject to the terms and conditions of any related agreements in connection with such options or other equity awards. All other employee benefits and privileges will end as of the Separation Date except as otherwise agreed by the Company or provided under the terms of the applicable benefit plans.
3.    In consideration of your promises in this Agreement, and conditioned upon (i) you executing and delivering this Agreement within the time frame set forth in Section 17 below, (ii) you not revoking this Agreement as provided in Section 17, and (iii) your continuing compliance with your covenants and obligations under this Agreement, including without limitation with your continuing obligations referenced in Section 9 below, the Company will provide you with the following severance benefits:
(a)    The Company will pay you certain severance payments (“the Severance Payments”) in the sum total amount of $195,569.00, representing twelve (12) months of your current base salary, and assuming you otherwise meet the conditions set forth herein. The Severance Payments will be subject to all applicable deductions and taxes under federal, state and local law. The Severance Payments will be made in twelve (12) substantially equal monthly installments on the Company’s regular pay dates, with the first installment of the Severance Payments to be made on the first regular pay date after the revocation period provided under Section 17 expires and you do not revoke this Agreement, and the remaining installments will be made on Company’s regular pay dates each month thereafter.
(b)    The Company will also pay you, in a single lump sum, a cash payment in the amount of $12,529.92 (the “COBRA Payment”), representing twelve (12) months of continuation health coverage under COBRA. The COBRA Payment shall be issued on the thirtieth (30th) day following the Separation Date, assuming you do not revoke this Agreement and otherwise meet the conditions set forth herein. It shall be your sole obligation to timely elect COBRA continuation coverage, and you shall be solely responsible for timely making any applicable premium payments to maintain such coverage should you choose to elect COBRA continuation coverage. Coverage premiums are subject to change. You are not required to purchase COBRA continuation coverage.
(c)    So long as the Company meets the corporate goals established by the Company’s Board of Directors for any bonus payment, you are eligible to receive a pro rata share of any annual incentive award (the “Pro Rata Bonus”), if any, for the current fiscal year. The Pro Rata Bonus shall be in an amount determined by the Company in its sole discretion under the Company’s Executive Incentive Plan and multiplied by a fraction (the numerator of which is the number of full and partial months of employment during the fiscal year, and the denominator of which is twelve (12)). The Pro Rata Bonus, if any, shall be paid on the same date on which annual incentives are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year.
(d)    Any of your stock options, equity incentives or incentive awards that are subject solely to time-based vesting and that would have vested on or before the first (1st) anniversary of the Separation Date had your employment continued will accelerate and vest as of the Separation Date (and any such stock options, equity incentives or incentive awards that would have vested after the first (1st) anniversary of the Separation Date shall be forfeited). All vested stock options held by you shall be exercisable for a period of one (1) year from the Separation Date, but not beyond the original expiration of their term. For the avoidance of doubt, no portion of any equity or incentive award subject to performance-based vesting will vest under this Section 3(d).
(e)    The Company will assign title to your company-owned car to you free and clear of all liens, deliverable on the Separation Date.
(f)    The Company will transfer to you a laptop computer comparable to your current company issued Dell laptop computer. You agree to return your current laptop computer, without removing or deleting any information therefrom. The Company will provide you with a copy of all personal information and documents, if any, contained on your laptop computer.
(g)    The Company will transfer to you a new Apple iPhone 8. You agree to return your current company issued Apple iPhone 8, without removing or deleting any information therefrom. The

Company will provide you with a copy of all personal information (including your contacts list) from your current cell phone. The Company will also transfer to you your current cell phone number. For the avoidance of doubt, the Company shall have no obligation whatsoever to pay for any cell phone plan, fees or other charges incurred in connection with your use of such cell phone.
(h)    You agree that you are entitled to receive the Severance Payments, the COBRA Payment, the Pro Rata Bonus and the other benefits described in Sections 3(d), 3(e), 3(f) and 3(g) (collectively, the “Severance Benefits”) in consideration of the promises and releases you make in this Agreement, and that if you do not sign and return this Agreement or if you revoke this Agreement, you will not receive the Severance Benefits set forth in this Section 3. All Severance Benefits will be subject to all applicable deductions and taxes under federal, state and local law.
4.    In consideration of the promises herein and the payment of the Severance Benefits set forth herein, you voluntarily and of your own free will, to the fullest extent permitted by law, hereby forever release, waive, discharge and hold harmless, the Company and its former, current and future subsidiaries, joint ventures, affiliates, divisions, parents, equity holders, predecessors, successors and assigns, and all of their current, former and future officers, shareholders, members, partners, principals, investors, owners, directors, trustees, joint venturers, insurers, attorneys, auditors, employees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) and all of their affiliates, predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, foreseen or unforeseen, that you had, now have or may have against any of them arising from any act, event or omission which has occurred up through the date you sign this Agreement. This general release and waiver of claims includes, but is not limited to, (a) claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974 (ERISA), Sections 503 and 504 of the Rehabilitation Act of 1973, the Family and Medical Leave Act, and the Worker Adjustment Retraining and Notification Act, all as amended; (b) all other federal, state and local anti-discrimination, labor or employment laws or regulations or orders to the extent any such claims may legally be waived by private agreement; (c) claims and potential claims relating to or arising out of any work you have done for the Company in any capacity, your employment, the terms and conditions of your employment and/or your separation from employment, including but not limited to statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, harassment, retaliation for asserting any claims, whistle-blowing, breach of contract (oral or written, express or implied), detrimental reliance, breach of policy or practice, constructive discharge, wrongful discharge, negligence, emotional distress, pain and suffering and all torts, including any intentional torts, such as defamation; (d) claims and potential claims subject to federal, state and local occupational safety and health laws and regulations; (e) claims or potential claims under any other federal, state or local Constitution, statute, regulation, agreement, order or duty; (f) claims or potential claims concerning or based on the adequacy of your compensation or remuneration, including incentive payments, commissions, bonuses, expense reimbursements, or claims for benefits, to the extent any and all such claims are legally capable of being waived; and (g) any claims or potential claims for relief of any kind, including but not limited to claims for back pay, front pay, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements of any kind.
5.    The foregoing releases do not include any claims or rights (a) that you may have under COBRA, (b) that you may have for unemployment insurance or workers’ compensation benefits, (c) to vested benefits under the written terms of a qualified employee pension benefit plan, (d) to enforce this Agreement, (e) that may arise after the date that you sign this Agreement, or (f) for rights to indemnification that you have against the Company, as specifically set forth in that certain Undertaking entered into by and between you and the Company effective as of August 1, 2017 (the “Undertaking”). You acknowledge and agree that the terms of the Undertaking are incorporated by reference herein. The parties further acknowledge and agree that nothing in this Agreement shall in any way extinguish any rights you or the Company may have arising out of related to the Undertaking and any obligations set forth therein.
6.    You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to exist with respect to the subject matter of this Agreement; however, you and your successors and assigns hereby settle and release all of the claims which you may have against the Company and the other Released Parties. You further represent and warrant that you have not assigned or transferred, or purported to assign or transfer to any third party, any claim released by this Agreement, and that you will indemnify the Company and the other Released Parties and hold them harmless against any claims, costs or expenses (including attorneys’ fees) paid or incurred, arising out of or related to any such transfer or assignment.
7.    The foregoing waiver and release of legal claims shall not waive your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity. However, except as provided below, you knowingly and intentionally waive and release any right to monetary relief or other individual specific remedy that might be sought on your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency, and to the extent you receive any personal or monetary relief in connection with any such charge, investigation or proceeding, the Company will be entitled to an offset for Severance Benefits. You understand and agree that (a) neither this provision nor anything else in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, or communicating with such government agencies, or otherwise cooperating and/or participating in any investigation or proceeding that may be conducted by such government agencies, including providing documents or other information; (b) you do not need the prior authorization of the Company to take any action described in clause (a) of this Section, and you are not required to notify the Company that you have taken any action described in clause (a); and (c) this Agreement does not limit your right to receive an award for providing information relating to a possible securities law violation.
8.    By signing this Agreement, you acknowledge that other than as provided in this Agreement, you have received all entitlement due from the Company relating to your employment with the Company, including but not limited to, all wages, sick pay, vacation pay, bonus and incentive compensation, overtime pay, and any paid and unpaid personal leave for which you are eligible and entitled. You represent and warrant that you have no known workplace injuries or occupational diseases which would be compensable under the applicable state’s workers’ compensation system, that you have been provided and/or have not been denied or retaliated against for requesting or taking any leave under the Family and Medical Leave Act or any other federal, state, or local law, and that you have not engaged in any unlawful or fraudulent conduct in connection with your employment or duties with the Company. You represent and warrant that you have not instituted any legal proceeding or lawsuit of any kind against the Company, and that you have not assigned any rights or interests to any claims released in this Agreement to any other person or party. You represent and warrant that (a) to the best of your knowledge after due inquiry, any and all statements made or information provided by you to the Company or legal counsel in connection with the investigation of the Company’s operations in Mexico is true and accurate in all respects; (b) to the best of your knowledge after due inquiry, none of such statements or information contains any untrue or inaccurate information or omits to state any fact necessary to make any of such statements or information not misleading; (c) you do not have knowledge of any fact or information regarding the subject matter of such investigation that you have not disclosed to the Company or legal counsel; and (d) you have not become aware, after due inquiry, of any information that could materially impact, modify or change any statements made or information provided by you to the Company or legal counsel in connection with the investigation of the Company’s operations in Mexico.
9.    You acknowledge and agree that, in addition to the provisions of this Agreement, you are subject to certain post-employment covenants and restrictions contained in Section X of that certain Employment Agreement entered into by and between you and the Company effective as of February 10, 2016 (the “Employment Agreement”). You acknowledge and agree that all post-employment covenants and restrictions contained in the Employment Agreement shall remain in full force and effect and are incorporated by reference herein, and you shall remain subject to the obligations contained therein regardless of whether you sign or revoke this Agreement. You acknowledge and agree that you have received a copy of the Employment Agreement.
10.    You warrant and represent that you have returned to the Company all of the Company’s property, including all documents, materials, confidential information, keys, access cards, laptop computers, electronically-stored information, and any other Company property in your possession or control, including all copies and summaries thereof. In addition, you warrant and represent that there are no outstanding returnable advances and/or loans that have been made to you by the Company prior to the Separation Date. Furthermore, to the extent that you made use of your own personal computing devices (including any mobile device or phone, tablet, laptop, flash drives, and other devices and media) during your employment, you agree to deliver such personal computing devices to the Company for review and permit the Company to copy all confidential and/or proprietary information of the Company from such personal computing devices and to take such other action as the Company deems necessary in its sole discretion. You further agree (a) to notify the Company in writing of any and all confidential and/or proprietary information of the Company contained in any personal email, cloud or other storage device, (b) to permit the Company to copy all such confidential and/or proprietary information of the Company from same, and (c) thereafter, to delete your copies of such confidential and/or proprietary information of the Company therefrom, subject to any litigation hold then in effect.

11.    You agree not to, whether in writing or orally, malign, denigrate or disparage the Company or any of the other Released Parties, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light, subject to your rights to make truthful statements to government agencies as provided in Section 7.  Likewise, the Company agrees that from and after the date hereof, that it shall not cause or permit any authorized representative of the Company, whether in writing or orally, to malign, denigrate or disparage you with respect to any of your past or present activities, or otherwise publish (whether in writing or orally) internal or external statements or communications that tend to portray you in an unfavorable light, and upon notice in the event of any such disparagement by any authorized representative of the Company, the Company shall direct such representative to cease any such disparagement, subject to the Company’s right to make truthful statements to government agencies. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit you or the Company from (a) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you or the Company. Nothing in this Agreement prohibits or restricts any statement by the Company in reports, filings or information filed with or furnished or otherwise provided to (or published pursuant to rule or regulation of) the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”) or other regulators of the Company (including self-regulatory organizations), any of which may be publicly available (including on the Company’s website). Without limiting the foregoing, the parties acknowledge and agree that this Agreement will be disclosed in the Company’s filings with the SEC. Pursuant to Company policy, in response to any job reference or other inquiries regarding your employment, the Company will provide only the position(s) you held, the dates of your employment with the Company and your compensation.
12.    From and after the date hereof, as reasonably requested by the Company, you shall provide assistance and support in connection with the transition of your duties and responsibilities to your successor.  You further agree to cooperate fully and provide assistance to the Company in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which you are, or may be, a witness, or as to which you possess, or may possess, relevant information. Subject to the Undertaking, the Company shall pay all reasonable expenses incurred in connection with a request made by a Released Party pursuant to this Section. Subject to Section 7, you further agree that, without the prior written consent of the Company or its attorneys, you will not communicate with any individual who is pursuing, or may be pursuing, any claims against the Company, or any attorneys for such individuals, about such claims or potential claims, and you will promptly inform the Company or its counsel of any efforts by such persons or their attorneys to speak with him.
13.    It is intended that the Severance Benefits shall be exempt from Internal Revenue Code Section 409A (“Section 409A”) due to the “short-term deferral” exception set forth in Treasury Section 1.409A-1(b)(4), or such other exemption as may apply. Each payment or benefit payable under this Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). In the event that any of the Severance Benefits are considered nonqualified deferred compensation as defined in Section 409A and such amounts are payable during a period in which you are a “Specified Employee” under Section 409A and the 6-month mandatory delay applies, then, amounts that would otherwise be payable during the six-month period immediately follow the Separation Date will be accumulated through and paid on the first day of the seventh month following your Separation Date (or if you die during such period, within 30 days after your death). The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the six-month period. To the extent a provision of the Agreement is contrary to or fails to address the requirements of Section 409A and related Treasury Regulations, the Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Agreement is appropriately amended to comply with such requirements.
14.    Nothing in this Agreement or the fact that the parties have signed this Agreement shall be construed as an admission by either party of any violation of any type, including under federal, state or local statute, ordinance or regulation. Moreover, the language of this Agreement shall not be construed strictly for or against any party, and the parties shall be considered equal drafters hereof.
15.    This Agreement, which incorporates the Undertaking and any applicable confidentiality agreement and post-employment restrictive covenants contained in the Employment Agreement, sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter herein. This Agreement may not be modified, altered or changed except in a written document signed by you and an authorized representative of the Company. You agree that no Company representative has made any representation to you relating to this Agreement which is not contained in the express terms of this Agreement.
16.    Any failure of either party to enforce any provision of this Agreement will not constitute a waiver of that party’s right to subsequently enforce such provision or any other provision of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in full force and effect.
17.    You acknowledge that the Older Workers Benefit Protection Act (“OWBPA”) requires the Company to provide you with the following disclosures to ensure you release and waiver of claims under the federal Age Discrimination in Employment Act is knowing and voluntary and you acknowledge and agree as follows:
(a)    You have read this entire document, and you fully understand it. You understand its legal and binding effect. You are acting voluntarily and of your own free will in signing this Agreement.
(b)    The Severance Benefits the Company is providing you in return for signing and not revoking this Agreement are in addition to anything of value to which you already are entitled. Specifically, you acknowledge that you are not entitled to the Severance Benefits from the Company under Section 3 if you do not sign this Agreement or if you sign this Agreement, but then revoke this Agreement.

(c)    You have had the opportunity to seek, and the Company hereby advises you in writing to seek legal counsel prior to signing this Agreement.
(d)    You have up to twenty-one (21) calendar days from your receipt of this Agreement within which to consider whether to sign this Agreement. If you choose to sign this Agreement before the 21-day period has elapsed, you do so knowingly and voluntarily, and will be deemed to have waived the remaining portion of such 21-day period. This Agreement will be void if you do not sign it within twenty-one (21) calendar days after you have received it. You agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21- day consideration period.
(e)    You have seven (7) calendar days following your signing of this Agreement to revoke this Agreement by mailing such revocation to the Company within the seven (7) day period. Such revocation shall be in writing and shall be deemed to have been duly given if mailed by certified mail (return receipt requested) or sent by FedEx or other nationally recognized overnight delivery service to the Company to the attention of Ken R. Bramlett, Jr. at the Company’s headquarters. This Agreement shall not be effective until the seven-day revocation period has expired.
18.    This Agreement is made and shall be governed by the laws of the State of South Carolina, without regard to its conflicts of laws principles. Any disputes under or challenges to this Agreement must be decided by an appropriate state or federal court in Greenville, South Carolina. You expressly consent to the personal jurisdiction of the South Carolina state and federal courts in Greenville for purposes of challenging or enforcing this Agreement and waive any objections or defenses to personal or subject matter jurisdiction or venue in any such proceeding before any such court.
19.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
Should you wish to execute this Agreement, please sign below and return a signed copy to Ken R. Bramlett, Jr. Your Severance Benefits will not be due or payable unless and until an executed original of this Agreement is received from you within the time period set forth above and you do not revoke the Agreement.
Sincerely,

/s/ Ken R. Bramlett, Jr.

Ken R. Bramlett, Jr.
Chairman of the Board
World Acceptance Corporation
I accept the terms of the Agreement set forth above:

/s/ Tara E. Trantham___________        12/31/2017___
Tara E. Trantham    (seal)            Date